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                                                     Exhibit 15.1





August 10, 1998

To the Board of Directors and Shareholders of First Western Bancorp, Inc.
 New Castle, Pennsylvania 16103


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of First Western Bancorp, Inc. and subsidiaries for the periods ended June 30, 1998 and 1997, as indicated in our report dated July 17, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1998,is incorporated by reference in the Registration Statements of First Western Bancorp, Inc. on Form S-8 (No. 33-46923) for the First Western Bancorp, Inc. 401(k) Profit-Sharing and Stock Bonus Plan, on Forms S-8 (Nos. 33-00528 and 33-50372) for the First Western Bancorp, Inc. Incentive Stock Option Plan for Key Employees, and on Form S-3 (No. 33-40596) for the First Western Bancorp, Inc. Dividend Reinvestment and Additional Stock Purchase Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania